[Letterhead of McGuire Woods LLP]

Exhibit 5.3

May 26, 2016

Board of Directors

Santander Holdings USA, Inc.

75 State Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as special counsel to Santander Holdings USA, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-211077) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including the Debt Securities of the Company and (ii) the issuance by the Company of up to $600,000,000 aggregate principal amount of the Company’s Senior Floating Rate Notes due 2017 (the “Notes”) as described in the Company’s Prospectus, dated May 3, 2016 (the “Prospectus”) and Prospectus Supplement, dated May 25, 2016 (the “Prospectus Supplement”). The Registration Statement became effective on May 3, 2016. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Notes are being issued pursuant to a Senior Debt Indenture, dated April 19, 2011 (the “Senior Debt Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a Seventh Supplemental Indenture, dated May 26, 2016 (the “Seventh Supplemental Indenture” and collectively with the Senior Debt Indenture, the “Indenture”), between the Company and the Trustee. The Notes are being offered to the public pursuant to an underwriting agreement, dated May 24, 2016 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Underwriting Agreement.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Prospectus Supplement;

(d)	the Indenture; and

(e)	the Underwriting Agreement.

In addition we have examined and relied upon the following:

(i) a certificate from the assistant secretary of the Company certifying as to (A) true and correct copies of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company and (B) the resolutions of the Board of Directors of the Company adopted on or as of August 5, 2010, January 27, 2011 and March 14, 2016;

(ii) a certificate dated May 23, 2016 issued by the State Corporation Commission of the Commonwealth of Virginia attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation and is in good standing under the laws of the Commonwealth of Virginia.

2. Authorization. The Company has the corporate power and authority to issue the Notes and has taken all necessary corporate action to authorize the issuance of the Notes.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the caption “Validity of Offered Securities” appearing in the prospectus that is part of the Registration Statement and under the caption “Validity of the Notes” appearing in the prospectus supplement relating to the Notes. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP